Exhibit 5.1

DAVIDOFF HUTCHER & CITRON llp

ATTORNEYS AT LAW

605 THIRD AVENUE

NEW YORK, NEW YORK 10158, UNITED STATES OF AMERICA

———

(212) 557-7200

FAX (212) 286-1884

www.dhclegal.com

January 16, 2026

The Board of Directors

Atlantic International Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, New Jersey 07632

Re:	Atlantic International Corp.—Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Atlantic International Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 11,000,000 shares of the Company’s common stock, par value $.00001 per share (the “Shares”), issuable in connection with the Company’s 2023 Equity Incentive Plan and 2025 Equity Incentive Plan (the “Plans”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plans following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 11,000,000 Shares, when sold and issued in accordance with the provisions of the Plans and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the facts as they currently exist and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution), the reported judicial decisions interpreting these laws and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Davidoff Hutcher & Citron LLP

Davidoff Hutcher & Citron LLP